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                                                                    EXHIBIT 10.3


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                                   MARCH, 2004

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "AGREEMENT") is made as of this 1st day of March, 2004 by and between PHARMION CORPORATION, with principal offices at 2525 28th Street, Boulder, Colorado (the "COMPANY"), and Erle T. Mast of 8417 Strawberry Lane, Niwot, Colorado 80503 ("EXECUTIVE," and together with the Company, the "PARTIES").

         WHEREAS, the Executive is currently in the employ of the Company on the terms and subject to the conditions as originally set forth between them in that certain Employment Agreement dated August 15, 2002, as modified (the "Original Agreement");

         WHEREAS, as a condition of the Executive's employment with the Company, on or about July 9, 2002, the Executive executed that certain Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement");

         WHEREAS, the Company and the Executive have agreed to certain revisions in the terms of the Original Agreement and wish to amend and restate the Original Agreement in its entirety as set forth below; and

         WHEREAS, except as expressly set forth herein, the Parties intend that this Amended and Restated Employment Agreement shall supersede and replace the Original Agreement.

         NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following amended and restated terms and conditions of Executive's employment:

         1. EMPLOYMENT. The Company hereby agrees to employ Executive as Chief Financial Officer, and Executive hereby accepts such employment upon the terms and conditions set forth herein and agrees to perform duties as assigned by the Company. Executive's employment as provided herein, shall be deemed to have commenced, July 9, 2002 ("EFFECTIVE DATE"), and shall continue until terminated pursuant to the provisions of Section 9 below.

         2. AT-WILL EMPLOYMENT. IT IS UNDERSTOOD AND AGREED BY THE COMPANY AND EXECUTIVE THAT THIS AGREEMENT DOES NOT CONTAIN ANY PROMISE OR REPRESENTATION CONCERNING THE DURATION OF EXECUTIVE'S EMPLOYMENT WITH THE COMPANY. EXECUTIVE SPECIFICALLY ACKNOWLEDGES THAT HIS/HER EMPLOYMENT WITH THE COMPANY IS AT-WILL AND MAY BE ALTERED OR TERMINATED BY EITHER EXECUTIVE OR THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE AND/OR WITH OR WITHOUT NOTICE. EXECUTIVE ACKNOWLEDGES THAT THE COMPANY'S ONLY OBLIGATIONS, IF ANY, UPON TERMINATION OF EXECUTIVE'S EMPLOYMENT ARE SET FORTH IN SECTION 10 BELOW, WHICH SECTION DOES NOT ALTER THE AT-WILL NATURE OF EXECUTIVE'S


Amended and Restated Employment Agreement
Mast, Erle
March, 2004

EMPLOYMENT. THE NATURE, TERMS OR CONDITIONS OF EXECUTIVE'S EMPLOYMENT WITH THE COMPANY CANNOT BE CHANGED BY ANY ORAL REPRESENTATION, CUSTOM, HABIT OR PRACTICE, OR ANY OTHER WRITING EXCEPT AS PROVIDED FOR IN THE FINAL SENTENCE OF THIS
SECTION 2. IN ADDITION, THAT THE RATE OF SALARY OR OTHER COMPENSATION IS STATED IN UNITS OF YEARS OR MONTHS DOES NOT ALTER THE AT-WILL NATURE OF THE EMPLOYMENT, AND DOES NOT MEAN AND SHOULD NOT BE INTERPRETED TO MEAN THAT EXECUTIVE IS GUARANTEED EMPLOYMENT TO THE END OF ANY PERIOD OF TIME OR FOR ANY PERIOD OF TIME. IN THE EVENT OF CONFLICT BETWEEN THIS DISCLAIMER AND ANY OTHER STATEMENT, ORAL OR WRITTEN, PRESENT OR FUTURE, CONCERNING TERMS AND CONDITIONS OF EMPLOYMENT, THE AT-WILL RELATIONSHIP CONFIRMED BY THIS DISCLAIMER SHALL CONTROL. THIS AT-WILL STATUS CANNOT BE ALTERED EXCEPT IN WRITING SIGNED BY EXECUTIVE AND THE COMPANY, WITH EXPLICIT APPROVAL OF THE BOARD OF DIRECTORS.

         3. DUTIES. Executive shall render exclusive, full-time services (except if and to the extent otherwise agreed to in advance by the Company's CEO or COO) to the Company as its Chief Financial Officer. Executive shall render such services diligently. At the outset of employment with the Company, Executive shall report to the Company's Chief Executive Officer, who is now Patrick Mahaffy. Executive shall perform services under this Agreement at the Boulder, Colorado office of the Company, from such other locations as directed by the Company, and from locations necessary to perform the duties of Chief Financial Officer under this Agreement. Executive's responsibilities, title, working conditions, location, duties and/or any other aspect of Executive's employment may be changed, added to or eliminated during Executive's employment at the sole discretion of the Company. While employed by the Company under this Agreement, Executive shall devote his/her time, skill and attention to the performance of his/her duties on behalf of the Company.

         4. POLICIES AND PROCEDURES. Executive agrees that he/she is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Executive further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Executive.

         5. COMPENSATION.

                  (a) BASE SALARY. For services rendered under this Agreement, the Company agrees to pay to Executive, and Executive agrees to accept a salary of $ 293,200.00 per annum ("Base Salary"). Such Base Salary shall be payable in installments in accordance with the Company's normal payroll practices and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with Executive. Executive's Base Salary will be reviewed annually by the Company's Board of Directors beginning March 1, 2005, and may be adjusted from time to time as the Board, in its sole discretion, deems appropriate.



Amended and Restated Employment Agreement
Mast, Erle
March, 2004
                                       2
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                  (b) BONUS. Executive will be eligible to participate in a
bonus plan pursuant to which he/she may be entitled to receive an annual bonus, of which the percentage is to be determined by the Board of Directors, of his/her Base Salary based upon the achievement by Executive and the Company of certain milestones as determined solely in the discretion of the Company's Board of Directors.

         6. RELOCATION EXPENSES. Refer to attached Relocation Addendum

         7. OTHER BENEFITS. While employed by the Company as provided herein:

                  (a) EMPLOYEE BENEFITS. Executive shall be entitled to participate in the Company's various employee benefit plans as such plans are established pursuant to the terms and conditions of such plans. Currently, the Company has adopted the following plans: Group health, vision and dental insurance plan; short and long term disability plan; life insurance plan; and 401(k) plan. The Company reserves the right to alter, amend and/or terminate the benefits provided to Executive from time to time at the Company's sole discretion, and nothing in this Section shall require that the Company adopt, amend, maintain or terminate any employee benefit plan.

                  (b) EXPENSE REIMBURSEMENT. Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred in connection with the performance of his/her duties hereunder, according to the policies of the Company.

                  (c) PAID VACATION TIME. Executive shall be entitled to 4 weeks paid vacation time per year in accordance with the Company's vacation time policy.

         8. CONFIDENTIAL INFORMATION AND OTHER OBLIGATIONS. Executive understands, acknowledges and agrees that notwithstanding the fact that this Agreement supersedes and replaces the Original Agreement, he/she continues to be bound by the terms and conditions of the Confidentiality Agreement and agrees to comply in all respects with his/her obligations under the Confidentiality Agreement.

         9. TERMINATION. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances (each, a "Termination"):

                  (a) TERMINATION UPON EXECUTIVE'S DEATH. This Agreement shall terminate upon the death of Executive.

                  (b) TERMINATION UPON EXECUTIVE'S DISABILITY. Subject to any applicable state or federal law or regulation governing employees with disabilities, the Company may terminate this Agreement upon the Disability of Executive. For purposes of this Agreement, "Disability" shall mean that Executive, due to illness, accident, or other physical or mental incapacity, has been substantially unable to perform the duties required of him/her under this Agreement, either with or without reasonable assistance, for a continuous period of more than three months.



Amended and Restated Employment Agreement
Mast, Erle
March, 2004
                                       3
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                  (c) TERMINATION BY THE COMPANY FOR JUST CAUSE. The Company may
terminate Executive's employment under this Agreement for Just Cause. For purposes of this Agreement, "Just Cause" for termination shall mean that the Company, acting in good faith based upon the information then known to it, determines that:

                           (i) Executive has committed or engaged in negligent
or willful conduct that is likely to be detrimental to the Company;

                           (ii) Executive has engaged in acts which constitute
theft, fraud, or other illegal or dishonest conduct;

                           (iii) Executive has willfully disobeyed the
reasonable and lawful directives of the Company's Chief Executive Officer, Chief Operating Officer, or Board of Directors;

                           (iv) Executive has refused or is unwilling to perform
his/her job duties;

                           (v) Executive has failed adequately to perform
his/her job duties (provided, however, that the Company shall first provide Executive with written notice of the deficiencies in his/her performance and Executive shall be given 45 days to remedy such deficiencies);

                           (vi) Executive has demonstrated habitual absenteeism;

                           (vii) Executive is substantially dependent on alcohol
or any controlled substance or violates any general Company policy with regard to alcohol or controlled substances;

                           (viii) Executive has engaged in acts which constitute
sexual or other forms of illegal harassment or discrimination;

                           (ix) Executive makes public remarks that disparage
the Company, its Board of Directors, officers, directors, advisors, executives, affiliates or subsidiaries;

                           (x) Executive violates his/her fiduciary duty to the
Company, or his/her duty of loyalty to the Company; or

                           (xi) Executive breaches any term of this Agreement or
the Confidentiality Agreement.

         The Parties acknowledge that this definition of "Just Cause" in not intended and does not apply to any aspect of the relationship between the Company and any of its employees, including Executive, beyond determining Executive's eligibility for severance pay pursuant to Section 10 below.



Amended and Restated Employment Agreement
Mast, Erle
March, 2004
                                       4
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                  (d) TERMINATION BY THE COMPANY WITHOUT JUST CAUSE. The Company
may terminate Executive's employment without Just Cause upon written notice to Executive.

                  (e) TERMINATION BY EXECUTIVE FOR GOOD REASON. Upon written notice to the Company, Executive may terminate his/her employment under this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i) The Company becoming insolvent, as evidenced by
its inability to meet its obligations in the ordinary course of business;

                           (ii) A reduction in Executive's Base Salary of more
than 10% per year, without Executive's consent;

                           (iii) Executive being required to relocate his/her
residence further than 45 miles from the Company's office, without Executive's consent; or

                           (iv) A material reduction in the scope of Executive's
duties or a material change in the content of Executive's duties.

         Executive must provide the Company with written notice of his/her decision to terminate his/her employment for Good Reason pursuant to this
Section 9(e) no later than 90 days following the receipt of a notice from the Company that an act or event constituting Good Reason has occurred.

                  (f) TERMINATION BY EXECUTIVE FOR OTHER THAN GOOD REASON. Executive may terminate his/her employment under this Agreement other than for Good Reason upon 30 days' advance written notice to the Company.

         10. COMPENSATION AND OTHER BENEFITS UPON TERMINATION. Executive shall be entitled to the following compensation and benefits upon Termination:

                  (a) TERMINATION AS A RESULT OF EXECUTIVE'S DEATH OR DISABILITY. Upon Termination pursuant to Section 9(a) [termination as a result of Executive's death], or Section 9(b) [termination as a result of Executive's Disability], Executive shall be entitled to receive any Base Salary and prorated bonus earned but unpaid as of the date of Termination, accrued but unused vacation benefits as of the date of Termination pursuant to the Company's vacation policy, and any business expenses that were incurred but not reimbursed as of the date of Termination.

                  (b) TERMINATION BY THE COMPANY FOR JUST CAUSE; TERMINATION BY EXECUTIVE FOR OTHER THAN GOOD REASON. Upon Termination pursuant Section 9(c) [termination by the Company for Just Cause] or Section 9(f) [termination by Executive for other than Good Reason], Executive shall be entitled to receive any Base Salary earned but unpaid as of the date of Termination, accrued but unused vacation benefits as of the date



Amended and Restated Employment Agreement
Mast, Erle
March, 2004
of Termination pursuant to the Company's vacation policy, and any business expenses that were incurred but not reimbursed as of the date of Termination.

                  (c) TERMINATION BY THE COMPANY WITHOUT JUST CAUSE, TERMINATION BY EXECUTIVE FOR GOOD REASON. Upon Termination pursuant to Section 9(d) [termination by the Company without Just Cause] or Section 9(e) [termination by Executive for Good Reason], Executive shall be entitled to receive any Base Salary earned but unpaid as of the date of Termination, accrued but unused vacation benefits as of the date of Termination pursuant to the Company's vacation policy, and any business expenses that were incurred but not reimbursed as of the date of Termination. In addition, upon the execution by Executive and delivery to the Company, a Severance Agreement and General Release of all claims that Executive may have against the Company, its officers, directors, employees and shareholders, in a form provided by and acceptable to the Company, Executive shall be entitled to receive severance pay ("SEVERANCE PAY") made either in a lump sum or in twelve equal monthly installments, in the Company's sole discretion, equal to twelve (12) months' of Executive's Base Salary (calculated at the same rate of Base Salary most recently applicable to Executive immediately prior to the date of termination), and 12 months COBRA benefit coverage for health, dental and vision insurance (at a coverage level equal to or below elected coverage on the day before the termination date). The Severance Pay shall be subject to such deductions or withholdings as the Company is required to make pursuant to law. Executive shall not be entitled to receive any Severance Pay from the Company until Executive's general release of claims has become effective pursuant to its terms.

                  (d) TERMINATION AFTER CHANGE IN CONTROL. Upon a Termination pursuant to Section 9(d) [termination by the Company without Just Cause] or
Section 9(e) [termination by Executive for Good Reason] occurring on or within twenty-four (24) months after a Change in Control (as defined below), (i) the vesting and exercisability of all of Executive's stock options and other equity-based awards will be accelerated in full so that all such stock options will be immediately exercisable for fully vested stock and any other stock awards will be fully vested as of the date of such Termination, and (ii) Executive's stock options will remain exercisable in accordance with the plan document. For purposes of this Agreement, "Change of Control" shall mean (1) a sale of all or substantially all the assets of the Company; (2) a merger into or consolidation of the Company with any other corporation, except any such merger or consolidation involving the Company or a subsidiary of the Company in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 50% by voting power of the capital stock of (a) the surviving or resulting corporation or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, (3) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any parent or subsidiary corporation of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, or (4) individuals who, on the date of execution of this Agreement, are members of the Company's Board of Directors (the "Incumbent Board"), cease for any reason to



Amended and Restated Employment Agreement
Mast, Erle
March, 2004
                                       6
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constitute at least a majority of the members of the Board of Directors;
provided, however, that if the appointment or election (or nomination for election) of any new Board of Directors member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

                  (e) PARACHUTE PAYMENT GROSS-UP. If any payment or benefit Executive would receive from the Company or otherwise would constitute a parachute payment that would subject Executive to an excise tax ("Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision), Executive shall be entitled to receive an additional lump sum payment in cash (the "Tax Gross-Up"), subject to mandatory tax withholding, which, when added to all payments and benefits allocable to Executive that constitute parachute payments, provides Executive with the same after-tax compensation that he would have received from such parachute payments had none of such compensation constituted a parachute payment. The amount of any such Tax Gross-Up to which Executive becomes entitled under this paragraph will be determined pursuant to the following formula:

                  X = Y divided by (1 - (A + B + C)), where

                  X is the total dollar amount of the Tax Gross-Up payable to Executive;

                  Y is the total Excise Tax imposed on Executive;

                  A is the Excise Tax rate applicable to Executive's parachute payments;

                  B is the highest combined marginal federal income and applicable state income tax rate in effect for Executive, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable, for the calendar year in which the Tax Gross-Up is paid; and

                  C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for Executive with respect to the Tax Gross-Up payment for the calendar year in which the Tax Gross-Up is paid;

provided if there is a change in the tax laws after the date hereof that would render the amount determined above insufficient to fully reimburse Executive on an after-tax basis for the amount of any Excise Tax, Executive shall be entitled to such additional amount as may be necessary to provide him/her with such reimbursement.

         Within ninety (90) days after a determination is made by the Internal Revenue Service or Executive's tax advisor that an item of compensation or benefit payable hereunder constitutes a parachute payment under Code Section 280G for which Executive is liable for an Excise Tax, Executive shall identify the nature of the payment to the Company and submit to the Company the calculation of the Excise Tax attributable to that payment and the Tax Gross-Up to which Executive is entitled with respect to such tax liability. The Company will pay such Tax Gross-Up to Executive (net of all applicable withholding taxes, including any taxes required to be withheld



Amended and Restated Employment Agreement
Mast, Erle
March, 2004
                                       7
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under Code Section 4999) within ten (10) business days after Executive's submission of the calculation of such Excise Tax and the resulting Tax Gross-Up, provided such calculations represent a reasonable interpretation of the applicable law and regulations.

         In the event that Executive's actual Excise Tax liability is determined by a Final Determination to be greater than the Excise Tax liability previously taken into account for purposes of the Tax Gross-Up paid to Executive pursuant to this Section 10(e), then within ninety (90) days following the Final Determination, Executive shall submit to the Company a new Excise Tax calculation based upon the Final Determination. Within ten (10) business days after receipt of such calculation, the Company shall pay Executive the additional Tax Gross-Up attributable to such excess Excise Tax liability.

         In the event that Executive's actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability previously taken into account for purposes of the Tax Gross-Up paid to Executive pursuant to this Section 10(e), then Executive shall refund to the Company, promptly upon receipt, any federal or state tax refund attributable to the Excise Tax overpayment.

         For purposes of this Section 10(e), a "Final Determination" means an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both Executive (or his estate) and the Company (such agreement by the Company to be not unreasonably withheld) or (ii) sustained by a court of competent jurisdiction in a decision with which Executive and the Company concur (such concurrence by the Company to be not unreasonably withheld) or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.

         11. RESTRICTIVE COVENANT; NON-COMPETE. Executive acknowledges and agrees that the agreements and covenants contained in this Section 11 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company's business and assets, and by his employment with the Company, Executive will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. For purposes of this Section 11, references to the Company shall be deemed to include its subsidiaries.

                  (a) NON-COMPETE. Executive covenants and agrees that during Executive's employment with the Company (the "Employment Period") and for a period extending to the first anniversary of Executive's Termination for any reason or for no reason (the "Restricted Period"), with respect to any state or foreign country in which the Company is engaged in business at the time of such Termination, Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which competes to a material extent with the business activities in which the Company is engaged at the time of such termination or in which business activities the Company has documented plans to become engaged in and as to which Executive has knowledge at the time of Termination, or any entity in which any such relationship with Executive would result in the inevitable use or disclosure



Amended and Restated Employment Agreement
Mast, Erle
March, 2004
                                       8
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of Confidential Information (as defined in the Confidentiality Agreement).
Notwithstanding anything herein to the contrary, this Section 11(a) shall not prevent Executive from acquiring as an investment securities representing not more than one percent (1%) of the outstanding voting securities of any publicly-held corporation.

                  (b) EXTENSION. If Executive violates the provisions of Section 11(a) above, Executive shall continue to be bound by the restrictions set forth in Section 11(a) until a period of one year has expired without any violation of such provisions.

                  (c) BLUE PENCIL. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 11 unenforceable, the other provisions of this Section 11 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

         12. MISCELLANEOUS.

                  (a) TAXES. Executive acknowledges that the Company will withhold all taxes required by law with respect to any and all compensation or benefits provided by the Company pursuant to this Agreement. Executive acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement, except as expressly provided herein.

                  (b) MODIFICATION/WAIVER. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the Parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect their or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

                  (c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by the Executive.

                  (d) NOTICES. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his/her or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Executive promptly shall notify Company of any change in Executive's address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

                  (e) GOVERNING LAW; PERSONAL JURISDICTION AND VENUE. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado. The Parties acknowledge that this Agreement constitutes the minimum



Amended and Restated Employment Agreement
Mast, Erle
March, 2004
contacts to establish personal jurisdiction in Colorado and agree to Colorado courts' exercise of personal jurisdiction. The Parties further agree that if they are unable to reach an agreement concerning the nature and terms of alternative dispute resolution, any disputes relating to this Agreement shall be brought in the District Court of the 20th Judicial District, Boulder, Colorado, and they hereby consent to the jurisdiction of such Court.

                  (f) ENTIRE AGREEMENT. This Agreement together with the Confidentiality Agreement, set forth the entire agreement and understanding of the Parties hereto with regard to the employment of Executive by the Company and supersedes any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in this Agreement or the Confidentiality Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                            [Signature Page Follows]





Amended and Restated Employment Agreement
Mast, Erle
March, 2004

          IN WITNESS WHEREOF, the Parties have each duly executed this Amended and Restated Employment Agreement as of the day and year first above written.

                                    PHARMION CORPORATION


                                    --------------------------------------------
                                    By: Patrick Mahaffy
                                    Its: Chief Executive Officer

                                    EXECUTIVE


                                    --------------------------------------------
                                    Erle T. Mast